Financial Institutions, Inc. Announces Quarterly Cash Dividend

WARSAW, N.Y., February 15, 2024 — Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”), parent company of Five Star Bank, SDN Insurance Agency, LLC, and Courier Capital, LLC, announced today that its Board of Directors has approved a quarterly cash dividend of $0.30 per outstanding common share.

The Company also announced dividends of $0.75 per share on its Series A 3% preferred stock and $2.12 per share on its Series B-1 8.48% preferred stock.

All dividends are payable April 2, 2024, to shareholders of record on March 15, 2024.

About Financial Institutions, Inc.
Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $6.2 billion in assets offering banking, insurance and wealth management products and services through a network of subsidiaries. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through its Western and Central New York branch network and its Mid-Atlantic commercial loan production office serving the Baltimore and Washington, D.C. region. SDN Insurance Agency, LLC provides a broad range of insurance services to personal and business clients, while Courier Capital, LLC offers customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at five-starbank.com and FISI-investors.com.

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com